NEWS BULLETIN
FOR IMMEDIATE RELEASE

CalAmp Enters into Five-Year $25 Million Supply
Agreement with Navman Wireless

CalAmp also acquires certain products and technologies from Navman and will establish an R&D center in Auckland, New Zealand

OXNARD, Calif., May 7, 2012 – CalAmp Corp. (NASDAQ: CAMP), a leading provider of wireless products, services and solutions, announced that it has entered into a five-year supply agreement to provide at least $25 million of fleet tracking products to Navman Wireless, a global leader in GPS-based fleet optimization products and services. As part of the transaction, CalAmp has acquired certain products and technologies from Navman Wireless and established an R&D center in Auckland, New Zealand staffed by 14 employees transferred from Navman Wireless.

With this strategic supply agreement in place, CalAmp will be able to expand its international footprint in Asia Pacific, Western Europe and South America where Navman Wireless has a strong customer base. The assets acquired by CalAmp include technology for Mobile Display Terminals (MDT) and an MDT product line currently marketed to telematics OEMs globally. These MDT products will complement and expand CalAmp’s existing Mobile Resource Management (MRM) product offerings and increase the size of CalAmp’s served markets.

Total purchase consideration payable by CalAmp is approximately $6 million, comprised of $1 million paid in cash at closing, a $4 million non-interest bearing note payable over five years in the form of a rebate on products sold by CalAmp to Navman Wireless under the supply agreement, and royalties in the estimated amount of $1 million payable for MDT product sales by CalAmp during the first three years. CalAmp expects the supply agreement to generate revenues of at least $5 million annually over five years, with additional growth opportunities through MDT product line sales. The acquisition is expected to be essentially breakeven on a GAAP basis and accretive on a non-GAAP basis for CalAmp’s fiscal 2013, and accretive on both a GAAP and non-GAAP basis thereafter.

“This transaction expands CalAmp’s served markets internationally and furthers our strategic growth initiatives,” said Michael Burdiek, President and CEO of CalAmp Corp. “The Auckland-based R&D team will augment our core domestic R&D activities, adding an experienced team of engineers who possess key domain expertise in MRM technology product development. Our expanded capacity to develop complementary products such as MDTs will not only extend our product offerings to our existing customer base, but allow CalAmp to bring to market enhanced platform solutions for fleet management service providers.”

“Bringing CalAmp on as our hardware partner will benefit fleet operators by optimizing both software and hardware development,” said TJ Chung, President and CEO of Navman Wireless.

“We can now dedicate all of our resources to delivering next-generation fleet and asset management tools through our OnlineAVL2 platform, while CalAmp’s R&D team can apply their expertise to designing complementary next-generation hardware products.”

About CalAmp
CalAmp develops and markets wireless communications solutions that deliver data, voice and video for critical networked communications and other applications. The Company’s two business segments are Wireless DataCom, which serves commercial, industrial and government customers, and Satellite, which focuses on the North American Direct Broadcast Satellite market. For more information, please visit www.calamp.com.

About Navman Wireless
Navman Wireless is a global leader in GPS-based fleet optimization products and services, including real-time vehicle tracking and analytics delivered under the Software-as-a-Service (SaaS) model that enable companies to track, monitor and communicate with their movable and fixed equipment assets. The company’s technology currently monitors more than 150,000 vehicles owned by over 14,000 organizations worldwide, making Navman Wireless one of the world’s largest fleet management providers with coverage on five continents. Navman Wireless is based in Glenview, IL, with facilities in the U.S., Mexico, UK, Italy, Taiwan, Ireland, Singapore, China, New Zealand and Australia. For more information, visit www.navmanwireless.com.

Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", "anticipate", "goal" and variations of these words and similar expressions, are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including product demand, competitive pressures and pricing declines in CalAmp’s wireless and satellite markets, the timing of customer approvals of new product designs, the length and extent of the global economic downturn that has and may continue to adversely affect CalAmp’s business, and other risks or uncertainties that are described in CalAmp’s Report on Form 10-K for fiscal 2012 as filed on April 26, 2012 with the Securities and Exchange Commission. Although CalAmp believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. CalAmp undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Joanne Keates
Director Corporate Communications
(805) 419-8239